Exhibit 3.11

Number	Shares

7.000% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK	7.000% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK

New York Mortgage Trust, Inc. A CORPORATION FORMED UNDER THE LAWS OF THE STATE OF MARYLAND	SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

CUSIP 649604857

This Certifies that

is the record holder of

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER AND TRUST COMPANY
BY	[New York, NY]
TRANSFER AGENT AND REGISTRAR

AUTHORIZED SIGNATURE

FULLY PAID AND NON-ASSESSABLE SHARES OF 7.000% SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK, $0.01 PAR VALUE PER SHARE, OF

New York Mortgage Trust, Inc.

(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Dated:

SECRETARY	[SEAL]	CHIEF FINANCIAL OFFICER

IMPORTANT NOTICE

The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors of the Corporation (the “Board of Directors”) to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such person is an Excepted Holder (in which case, the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit unless such Person is an Excepted Holder (in which case, the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended; (iv) no Person may Transfer shares of Capital Stock that would result in the Capital Stock of the Corporation being beneficially owned by less than one hundred (100) Persons (determined without reference to any rules of attribution) and (v) no Disqualified Organization shall Beneficially Own any shares of Capital Stock, and no Person shall Transfer shares of Capital Stock to the extent that such Transfer would result in shares of Capital Stock being Beneficially Owned by a Disqualified Organization. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrences of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED, THE CORPORATION MAY REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT		Custodian
TEN ENT	-	as tenants by the entireties		(Custodian)		(Minor)
JT TEN	-	as joint tenants with right of		under Uniform Gifts to Minors Act of
survivorship and not as tenants
		in common		(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, ________________________ hereby sells, assigns and transfers unto

(Please Insert Social Security or other
Identifying Number of Assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ADDRESSEE

shares of

the Preferred Stock represented by this Certificate, and do(es) hereby irrevocably constitute and appoint

Attorney

to transfer the said shares on the books of the Corporation, with full power of substitution in the premises.

Dated _______________________
X

X
	NOTICE:	The Signature To This Assignment Must Correspond With The Name As Written Upon The Face Of The Certificate In Every Particular, Without Alteration Or Enlargement Or Any Change Whatsoever.